Exhibit 5.1

February 7, 2019

Alector, Inc.

151 Oyster Point Blvd. Suite 300

South San Francisco, California 94080 (415) 231-5660

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Alector, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 7,510,532 shares of Common Stock reserved for issuance pursuant to the 2019 Equity Incentive Plan, (ii) 316,100 shares of Common Stock which are subject to currently outstanding options under the 2019 Equity Incentive Plan, (iii) 1,478,492 shares of Common Stock reserved for issuance pursuant to the 2019 Employee Stock Purchase Plan, (iv) 5,054,313 shares of Common Stock which are subject to currently outstanding options under the 2017 Stock Option and Grant Plan, as amended and (v) 3,707,069 shares of restricted Common Stock issued under the 2017 Stock Option and Grant Plan, as amended (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation